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                                                                   EXHIBIT 99.24


                            ASHFORD HOSPITALITY TRUST
                       FIRST QUARTER 2004 CONFERENCE CALL

INTRODUCTORY COMMENTS - TRIPP SULLIVAN

Good afternoon and welcome to this Ashford Hospitality Trust conference call to review the Company's results for the first quarter of 2004. On the call this morning will be Monty Bennett, president and chief executive officer, Doug Kessler, chief operating officer and head of acquisitions and David Kimichik, chief financial officer and head of asset management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released this morning in a press release that has been covered by the financial media.

As we start, let me express that certain statements and assumptions in this conference call contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford's control. These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in the section entitled "Risk Factors" in Ashford's Registration Statement on Form S-11, as amended, and from time to time, in Ashford's other filings with the Securities and Exchange Commission.

The forward-looking statements included in this conference call are only made as of the date of this call. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

I will now turn the call over to Monty Bennett. Please go ahead, Monty.

OPERATIONAL HIGHLIGHTS - MONTY BENNETT

Good afternoon. During the first quarter, we have been very active on the investment front. This afternoon we would like to update you on this new investment activity, discuss our operating performance in the quarter, provide an assessment on the current state of the lodging market, talk about how we are financing our growth, and share with you the current state of our investment pipeline.

Ashford Hospitality is a unique lodging vehicle and has dedicated itself to be the premier capital provider to the hospitality industry. As such, Ashford is the only REIT dedicated to investing at all levels of the capital structure of hotel properties. Diversification is our hallmark. We seek diversification by geography, brand, service sector, and capital structure position. We believe that

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we are in the early recovery of the lodging cycle and are therefore focused primarily on direct hotel investments and mezzanine loans within the hospitality space. As the industry rolls through its cycle, we anticipate changing our mix of assets within the hospitality sector.

Our mezzanine lending program is unique as well. We underwrite these loans with a view to either service a performing loan, or gain title to an asset at an attractive position in the capital structure.

The first quarter transactions have positioned us closer to being fully invested. We continue to be very pleased with our transaction pace with trailing EBITDA's consistent with what we had previously shared.

As we have previously communicated, we shared that we anticipated to be fully invested within 12 months of our IPO in August of last year . At the end of the of the first quarter, we have announced or closed on $384 Million of acquisitions, well on our way to completing our target of $500 - $550 Million of investments.

We also shared that we would be targeting a portfolio comprised 60% - 80% of direct hotel investments with the balance in mezzanine loan investments. Currently, 82% of our assets are direct hotel investments with the remainder in mezzanine loans. Further, we indicated that the direct hotel investments would be purchased in the range of 9.5% - 10.5% T-12 EBITDA yields, and mezzanine loans would have initial unleveraged yields in the 11% - 12% range. True to form, the direct hotel investments made after the IPO have an average trailing EBITDA yield at the time of announcement of approximately 10.8%. Our closed mezzanine loans have initial unleveraged yields that average 11.5%. Further, our mezzanine loans are in a more conservative position in the capital structure than originally targeted.

For the total portfolio, operational highlights include:

     -    RevPAR, or revenue per available room, was up 2.2% for all 16 hotels

     -    Occupancy increased to 69.7% from 69.5% a year ago

     -    ADR, or average daily rate, was up by 1.9% to $103.57

     - The 6 contributed or initial assets RevPAR was up 4.6% and the acquired assets RevPAR increased 35 basis points.

Total portfolio revenue in the first quarter was up 126.3% versus our predecessor influenced by the $9.1 million of revenues added by the ten new hotels acquired since the IPO and the continued transition to new management at several of our hotels. As we discussed last quarter, that change doesn't always have an immediate impact on revenue - typically a two to four-quarter lag - but as the $304K growth in hotel operating profit on a proforma basis shows we can usually make a quick impact on the expense side.

The outlook for the hotel industry continues to be an optimistic one. The Travel Industry Association of America's Spring 2004 travel forecast is bullish for spring travel, predicting Americans will take 270.2 million trips during March, April and May, an increase of 3.3% over last year. The forecast

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calls for the strongest spring travel season since the spring of 2001. TIA predicts spring 2004 leisure travel will show a positive growth of 3.1% over last spring, the highest volume of spring person-trips in five years. On the business side, TIA forecasts a 5% hike in business and convention travel volume this spring compared with last year. American business travelers plan on taking nearly 45 million business trips, going more than 50 miles, the highest number since spring of 2001. While the impact of this travel will be felt in different degrees across the country, we have no doubt that it will be a net positive for our bookings in the next several months. We believe our diversified portfolio is well positioned to benefit from these trends.

There still remain a few costs pressures in our industry - most notably energy and labor costs - but for the most part we have been able to keep a tight rein on our operating costs at both the corporate and hotel level. Again, as we demonstrated in this quarter's results, our cost structure enables us to achieve measurable margin gains on a proforma basis on incremental revenue as indicated for the quarter we were able to achieve an 8 basis point or 2.6% increase in Hotel operating profit percentage in spite of $375K in unfavorable expense comparison for franchise fees resulting from the Felcor transaction.

As you are aware on April 7, we filed a registration statement for a secondary offering and as such are in a waiting period. Therefore, we will be unable to give any forward looking guidance or projections to you on this call, or during the registration period.

The competitive environment for acquisitions and lending opportunities hasn't changed since our call in March. It continues to be competitive in the mezzanine arena, but as we described last quarter it is primarily focused in the institutional-type deals. While we will selectively provide financing for this segment, our man focus continues to be on the rest of the market where spreads are wider for the same LTV. As we demonstrated in the first quarter, there are a number of good opportunities for single asset mezzanine and first mortgage originations and purchases. In terms of direct hotel acquisitions, we are seeing quite a few opportunities right now. This isn't surprising given where we are in the early stages of the recovery.

We were pleased to declare our first dividend during the first quarter - 6 cents per share. As we shared with you in March, this was three months ahead of schedule. With the level of invested and committed capital today, we remain on track, as we stated in our first dividend release, to grow the dividend through 2004. Our dividend policy will continue to target a payout in the range of 80% - 85% of cash available for distribution on an annualized basis, and we expect our dividend declarations to be made in the last month of each quarter to shareholders of record at the end of the quarter.

I will now turn the call over to David Kimichik for the financial review.


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FINANCIAL REVIEW - DAVID KIMICHIK

I would like to highlight some data from yesterday's release and provide a few comparisons that will hopefully help you in understanding our financial results. I will talk about our financial statements and then the combined operating results table for the first quarter. First I will talk about our balance sheet:

o As of March 31st, the company had total assets of $321M including $37M of Cash

o At quarter end the company had $100M of mortgage debt, all but $6.4M of that debt is variable rate debt. Our blended cost of leverage as of March 31 was 4.9%.

o As of April 2nd, we owned 17 hotels comprised of 7 Embassy Suites, two Radisson hotels, two Doubletree Guest Suites, a Hampton Inn, a Springhill Suites by Marriott, a Hilton Garden Inn, a Homewood Suites, one independent and one Residence Inn by Marriott with a total of 2,784 rooms.

o 13 of these hotels are managed by Remington Lodging and Hospitality and 4 of these hotels are managed by Noble Investment Group.

o As of March 31st, we also owned four Mezzanine Loans and one first mortgage participation for a total of $72M. Our blended yield on our loan portfolio is 11.5%.

o During the quarter, we committed approximately $4 million towards renovation plans primarily for the assets acquired from Felcor. This represents approximately 50% of the total plan.

o    Currently, we have 31.7 million fully diluted shares and units outstanding.

Now I will talk a little bit about our Income Statement

o    During the first quarter we reported net income of $554,000 or $.02/share

o That results in a Gross FFO calculation of $2,435,000, or $0.08/share. On March 15th, we announced a dividend of .06/share. On April 15th, we paid $1.9 million to our shareholders of record on March, 31st which was equal to 77% of our first quarter FFO and 80% of CAD. Additionally, we had an EBITDA calculation of $3,209,000 compared with $1,794,000, for our Predecessor

o As was the case in the previous two quarters, our year over year comparisons are not very meaningful.

o Since the company began with a limited number of assets with much our cash left to be deployed, we believe that comparisons of EPS, FFO, or EBITDA to our predecessor on a pro forma basis would not be meaningful to our shareholders, also affecting this comparison is the fact that our predecessor did not have the corporate level G&A expense which further distorts the comparison of these measures in the tables attached to our earnings release.

o Additionally the year over year hotel performance comparison to the predecessor for the quarter is not going to be meaningful because it is not an apples to apples comparison as our predecessor had a total of 6 assets and at quarter end we owned 16 assets plus the five mezzanine loans.

The statistics which we think are meaningful and are apples to apples are the year over year comparisons for RevPAR and hotel operating profit for the entire portfolio and are attached on a pro forma basis as schedules to our Earnings Release.

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o    First quarter RevPAR for the entire portfolio was up 2.2% compared to first quarter `03 as the result of a 1.9% increase in ADR and 21-basis point increase in occupancy

o RevPar for the 6 contributed assets was up 4.6% during the quarter. While the acquired assets were up 35 basis points as we were still transitioning with new management and the implementation of the CapEx plans.

o On an apples to apples basis for all 16 properties, we were able to increase the operating profit on a proforma basis by $304K compared to first quarter `03 which equates to almost a one point margin increase. Overall, we saw slight improvement in rooms flow-through and a 10 point improvement in F&B flow through. These efficiencies were somewhat offset by $375K of additional indirect costs which were franchise fee variances due to the relationships we have with Hilton as compared to Felcor for these Assets. Felcor did not have franchise fees in some cases as they had parent company management.

I'd now like to turn it over to Doug Kessler to discuss our investment highlights.

INVESTMENT HIGHLIGHTS - DOUGLAS KESSLER

Thank you David, and good afternoon. As you may have noted from the number of announcements over the last two months and the level of activity described in our call in March, our diversified investment strategy has generated a tremendous amount of opportunities for us - a total of $384 million invested or committed to date. As of today, it has also led to approximately $200 million of additional investments under conditional contract, letter of intent, or in the case of mezzanine investments, bids out.

The pace of investment activity in the industry as a whole is well above what it was at the time of our IPO. As Monty mentioned earlier, we have seen more competition for the larger trophy type asset acquisitions and for some segments of the mezz market. However, for the type of assets we are acquiring we have not seen a meaningful impact on pricing and have certainly not seen a drop in quality. We believe the quality and quantity of our investments to date and those we have under conditional contract or letters of intent highlight our ability to source the best yielding investments, whether through widely marketed transactions or privately negotiated means.

In the area of direct investments, we closed two acquisitions and announced two others that should close shortly. They are well diversified by market, brand and segment as well as by degree of stabilization. As I discuss each of the following transactions, cap rate, EBITDA multiples, and EBITDA yield figures are as of the announcement dates.

In March, we closed on the 210-room Residence Inn in Lake Buena Vista, Florida for $25.3 million in cash. The trailing 12-month EBITDA multiple is 9.7x. The asset will require very little in the way of capex - only about $250,000 for minor cosmetic upgrades.

In April, we closed on the acquisition of the Sea Turtle Inn in Atlantic Beach, Florida for total consideration of $23,050,000, based on a trailing 12-month EBITDA multiple of 10.1x.

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However, the first year EBITDA multiple is without the benefit of improved expense controls to be implemented by Remington Lodging & Hospitality. The structure of this transaction included 106,675 operating partnership units valued at approximately $1.1 million, or $10.08 per unit, $6,275,000 in cash, and $15.7 million in assumed mortgage debt at an interest rate of 7.25%

In March, we announced the planned acquisition of the 187- room Sheraton Bucks County and adjacent 56,000 sq. ft. office building in suburban Philadelphia for $16.7 million in cash. The purchase price equates to a trailing 12-month EBITDA multiple of 7.6x which does not give credit to the planned sale of the office building. These calculations assume no EBITDA contribution from the office building - only from the hotel. We also intend to immediately begin investing approximately $5.65 million in renovating the hotel once the acquisition is completed.

We also announced in March an agreement to acquire the 133-suite SpringHill Suites at Baltimore Washington International Airport for total consideration of $15.9 million based on a trailing 12-month EBITDA multiple of 10.3x. The purchase price includes $9.1 million in cash and approximately $6.8 million in assumed debt at 350 bps over the 30 day Commercial paper yield based upon a 20 year amortization that offers the option to borrow additional funds.

With all of these acquisitions, our direct portfolio will include 19 hotels totaling 3,104 rooms. At a total value of $313 million, this portfolio accounts for 81% of our current capital base. As we described last quarter, we expect hotel acquisitions to remain around 60 - 80% of our invested capital for the foreseeable future. We have exceeded our targeted yields of 9.5-10.5% trailing 12 months EBITDA, with a 10.8% T-12 EBITDA yield on our investments closed subsequent to the IPO.

Turning now to our mezzanine investments, we originated one mezzanine loan and closed on three others during the first quarter for a total of $61.6 million, bringing our total portfolio to approximately $72 million at a blended yield on our loans of approximately 11.5%, which is at the midpoint of our targeted range.

Our first transaction of the quarter was a $15 million subordinated participation in a first mortgage loan secured by the 1,225-room Adam's Mark Hotel in Denver. The loan bears interest at 900 basis points over LIBOR, matures in February 2006, provides debt service coverage of 3.9 times with an initial unleveraged yield in excess of 10%.

Next we closed on a $25 million mezzanine loan receivable secured by a portfolio of 17 full-service hotels totaling 5,354 rooms. The loan, that matures in July 2005, bears interest at 870 basis points over LIBOR with a 2.5% LIBOR floor and provides an initial unleveraged yield of 11.2%.

We followed this with a $15 million mezzanine loan origination on the 273-suite Embassy Suites at Boston's Logan Airport. The loan bears interest at 1,025 basis points over LIBOR with a 1.75% floor, providing an initial unleveraged yield of 12%. The loan matures in April 2007.

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Finally, we closed on a $6.6 million mezzanine loan receivable on the Northland
Inn and Executive Conference Center in the Minneapolis suburb of Brooklyn Park. The loan, which matures in January 2006, bears interest at 1,000 basis points over LIBOR with a 2% LIBOR floor. It also has a 15% accrual feature at maturity.

Similar to our direct investments, the mezzanine and first mortgage portfolio exhibits a high degree of diversification. It includes purchases, originations, high quality assets, well-known owners, and a healthy blend of single asset and portfolio collateral. We have also established relationships with leading real estate lenders who have experienced the benefits of teaming up with Ashford.

Our target allocation for mezzanine investments remains at 20% - 40% of the portfolio. With our strong closing history, we are now a more recognized lender in the industry and have quickly become known as a reliable and responsive source of capital in this market. We have also proven to the much larger players in this market that we have a niche in this arena and we plan to continue to exploit it.

In addition to the $384 million of completed and committed investments, we currently have entered into conditional contracts, letters of intent, or are engaged in discussion or negotiations with several hotel owners and borrowers with respect to possible acquisition or financing transactions totaling $200 million. These assets are a mix of full and limited service, are geographically diverse, and are primarily Hilton and Marriott family branded products. If all these assets successfully complete our underwriting process and are closed, the combined purchase price equates to a blended EBITDA yield on a trailing 12-month basis consistent with the company's prior transactions since the IPO.

With the accelerated pace of our transaction volume we have commenced our plan to tap into the debt capital markets. On the mezzanine front, we have identified two lenders to provide in excess of $130 million of warehouse capacity for our expanding mezzanine program at competitive rates with flexible terms. We expect to close in late May-early June. Our direct hotel investment leverage capacity will be increased with the expansion of the existing credit facility revolver from $60 million to $75 million that we are currently seeking. This increase was contemplated in the existing loan agreement. We are also in the market with a long-term fixed rate debt strategy to finance an existing portfolio as well as some of the assets under contract.

We point out that the consummation of any potential acquisition or financing transaction described above, including transactions under the conditional contracts or letters of intent which the Company has entered into, are subject to various significant conditions, including, but not limited to, the Company's approval of the underwriting of any property to be acquired or financed, completion of due diligence, negotiation of terms for specific properties and execution of definitive agreements, if under letters of intent. Accordingly, there can be no assurance that any such potential transactions will be completed, or, if completed, what the terms or timing of any such transactions will be. Although we cannot give a timeframe for when these transactions

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could close, the important point to make is that neither the level of investment activity nor the quality of the assets has diminished.

I will now turn the call back to Monty for brief concluding remarks

CONCLUDING REMARKS - MONTY BENNETT

During the first quarter, we announced or closed almost $150 Million in transactions. With the conditional transactions discussed by Doug, we are well on our way to achieving our initial targeted investment range of $500 - $550 million, assuming our ultimate target of 50-60% leverage on our gross assets.

The bottom line is that hotel industry fundamentals are improving. With market awareness of the unique competitive advantages of our investment strategy increasing, we believe we are better positioned to benefit from that overall improvement. We offer distinct advantages to hotel owners, investors, lenders and developers who desire a partner with the experience, long-term vision, flexibility and wealth of options to meet their unique capital needs. We are in a position to offer strong FFO and dividend growth as we begin to realize the returns on the significant investment activity of the last two quarters.

We are very excited about the growth opportunities we see for Ashford Hospitality Trust. As we stated during our IPO, we believe the lodging cycle is at a point where demand is outpacing supply, attractive current returns with substantial upside are available and most indicators appear to be showing we are moving off the bottom.

That covers our prepared remarks. We will now be happy to answer any questions you may have.

ENDING - MONTY BENNETT

Thank you for your participation today and your interest in Ashford Hospitality Trust.